EXHIBIT 10.2

THE PMI GROUP, INC.

ADDITIONAL BENEFIT PLAN

Effective February 18, 1999

(Amended and Restated as of September 20, 2006)

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5.07	Governing State Law; Severability	6
5.08	Number	7
5.09	Participation of Affiliates	7
5.10	Indemnification	7
5.11	Income Inclusion Under Section 409A of the Code	7
5.12	No Guarantees Regarding Tax Treatment	7

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ARTICLE I

DEFINITIONS

1.01 “Affiliate” means each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Employer.

1.02 “Committee” means the Committee under the PMI Retirement Plan.

1.03 “Company” means The PMI Group, Inc.

1.04 “Disability” or “Disabled” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable.

1.05 “Employer” means The PMI Group, Inc. as defined under the Retirement Plan.

1.06 “Final Average Compensation” means Final Average Compensation as defined under the Retirement Plan.

1.07 “Participant” means any employee who: (a) is eligible for benefits under the Retirement Plan, (b) retires on or after January 1, 1989, and (c) meets the eligibility requirements of Section 3.01 of this Plan.

1.08 “Plan” means this plan, The PMI Group, Inc. Additional Benefit Plan as set forth in the instrument and as heretofore or hereafter amended from time to time.

1.09 “Retirement Plan” means The PMI Group, Inc. Retirement Plan.

1.10 “Retired Participant” means a Participant who retired in accordance with the provisions of the Retirement Plan as heretofore or hereafter amended.

1.11 “Separation from Service” means a Participant’s death, retirement or other termination of employment with the Employer and all of its Affiliates (as determined in accordance with section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder). For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government), except that if the period of such leave exceeds six (6) months and the Participant’s right to reemployment is not provided for by statute or contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period.

1.12 “Specified Participant” means a Participant who is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company during a plan year if he or she met the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 immediately preceding such plan year.

1.13 “Spouse” means Spouse as defined in the Retirement Plan.

1.14 “Trust” means a trust established pursuant to Section 4.07 of the Plan for the purposes of holding assets for the payment of the Employer’s general creditors, including the Employer’s Participants. Such Trust shall be intended to be a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code. In addition, the Trust, if established, shall be irrevocable and shall conform to the provisions of Revenue Procedure 92-64.

ARTICLE II

INTRODUCTION

2.01 Purpose. The purpose of this Plan is (1) to provide the “Beef-up” benefit for eligible employees as described in Section 3.02(b), and (2) to make up lost early retirement payments for individuals who failed to reach their 20th anniversary with Allstate as described in Section 3.02(a). The Plan is an unfunded deferred compensation program for a select group of management and highly compensated employees. Thus, the Plan is subject to Part 1 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but is exempt from Parts 2, 3 and 4 thereof.

2.02 Administration. The Plan will be administered by the Committee. The Committee has all discretionary authority to issue such rules as it deems appropriate and to interpret the provisions of the Plan and make factual determinations, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies, or omissions. Any decision by the Committee shall be final, binding, and conclusive on all participants and all other persons.

ARTICLE III

ELIGIBILITY AND AMOUNT OF BENEFITS

3.01 Eligibility. Each employee of an Employer who meets the definition of Section 1.07 is eligible to receive a benefit under this Plan if he or she is vested in benefits under the Retirement Plan and if:

(a) he or she is eligible for the “Beef-up” as described in the Allstate Retirement Plan Document in effect on April 1, 1995; or

(b) he or she (i) has less than 20 years of service with Allstate on April 1, 1995, (ii) retires from the Company with at least 20 years of total service with the Company and Allstate combined, and (iii) has reached his or her 55th birthday but has not reached his or her normal retirement date as defined by the Allstate Retirement Plan.

3.02 Amount of Benefit. The amount of benefit paid from the Plan will be equal to: (a) plus (b) minus (c) below:

(a) For Participants who retire from the Retirement Plan before December 31, 1999 and who are at least age 55 but less than age 60, the Company will enhance their benefit as described in (i) and (ii) below:

(i) The Participant’s Final Average Compensation will be calculated as if he or she had continued to work until the earlier of December 31, 1999 or age 60 at their current pensionable earnings. If the Final Average Compensation is greater when calculated in this manner, it will be used in place of the Final Average Compensation calculated in the normal manner at termination.

(ii) For Participants who were hired at Allstate before 1978, his or her benefit will be first decreased by (A) below and then increased by (B) below:

(A) The number of years from termination to the latter of December 31, 1999 or age 60 divided by the number of years of Allstate service prior to January 1, 1978 times the Allstate pre-1978 benefit.

(B) The number of years from termination to the latter of December 31, 1999 or age 60 divided by the number of years of service from January 1, 1988 to April 1, 1995 times the Allstate post-1988 benefit.

(b) For Participants who retire from the Retirement Plan with at least 55 years of age and 20 years of combined service with the Company and Allstate and who did not have 20 years of service with Allstate on April 1, 1995, the Company will provide a temporary annuity equal to: (i) as reduced in (ii) payable for the period described in (iii) below:

(i) The monthly life annuity payable from the Allstate Retirement Plan starting at the Participant’s Normal Retirement Date as described by the Allstate Retirement Plan. This is the accrued Allstate benefit at the Company spin-off date as communicated by Allstate.

(ii) The monthly life annuity will be reduced by one half percent per month (6% per year) for each month the Participant’s retirement precedes his or her Normal Retirement as described by the Allstate Retirement Plan.

(iii) The monthly life annuity will be paid starting on the first day of the month following retirement until the earlier of the Participant’s death or the date which the Participant becomes eligible to receive his or her benefit from the Allstate Retirement Plan. Alternatively, the Participant may elect to have, in the event of his or her death, the monthly life annuity continue to his or her surviving Spouse but not beyond the date when the Participant would have become eligible to receive his or her benefit from the Allstate Retirement Plan. If the Participant elects to have the full benefit continue to his or her Spouse, then the benefit in 3.02(b)(ii) above will be further reduced two percent. If the Participant elects to have half of the benefit continue to his or her Spouse, then the benefit in 3.02(b)(ii) above will be further reduced one percent.

(c) The amount of benefit payable from the Retirement Plan.

3.03 Preretirement Surviving Spouse Benefit. Preretirement Surviving Spouse Benefits will be payable under this Plan on behalf of a Participant if such Participant’s surviving Spouse is eligible for benefits payable from the Retirement Plan. The benefit payable will be determined in a manner consistent with similar benefits under the Retirement Plan.

3.04 Death Benefits After Retirement. Benefits will be payable from this Plan to a beneficiary or contingent annuitant designated by a Retired Participant only if such beneficiary or contingent annuitant will also receive benefits from the Retirement Plan after such Participant’s death. The amount of the benefit payable will be determined in a manner consistent with similar benefits under the Retirement Plan.

ARTICLE IV

PAYMENT OF BENEFITS

4.01 Forms and Timing of Benefit Payments. All benefits except those described in 3.02(b) above, at the Participant’s election (a) will be paid as a single lump sum based on the life annuity at the time the Participant terminates or retires, or (b) an annuity form of payment permitted under the terms of the Retirement Plan. A Participant’s election as to the form of payment shall be irrevocable and must be made while the Participant is an employee and at least twelve months prior to payment under the Plan. The Retirement Plan factors for calculating the Participant’s payment under the Plan in effect at the time of termination or retirement will be used to calculate such payment. Notwithstanding the foregoing or any contrary Plan provision, the timing and form of a Participant’s election under this Plan shall be in compliance with section 409A of the Code.

4.02 Delay of Payment to a Specified Participant. Notwithstanding any contrary Plan provision, any payment(s) that are otherwise required to be made under the Plan to a Specified Participant as a result of his or her Separation from Service shall be accumulated during the first six (6) months following such Separation from Service and shall instead be paid on the payment date that immediately follows the end of such six-month period (or if earlier, the date of death of such Specified Participant) or as soon as administratively practicable thereafter.

4.03 Retirement Plan Termination. No further benefits may be earned under this Plan with respect to the Retirement Plan after the termination of the Retirement Plan.

4.04 Facility of Payment. Any amount payable under the Plan to a person under a Disability may be paid to such person’s legal representative, or may be applied for the benefit of such person in any manner selected by the Committee.

4.05 Review of Benefit Determinations. The Committee will provide notice in writing to any Participant or beneficiary whose claim for benefits under the Plan is denied and the Committee shall afford such Participant or beneficiary a review of its decision if so requested.

4.06 Payment and Funding of Benefits. Amounts payable under the Plan to or on account of a Participant shall be paid directly by the Employers, and shall be provided solely from the general assets of the Employers. Benefits under the Plan are not funded, the Employers’ obligation to pay such benefits is merely an unsecured contractual obligation, and a Participant or beneficiary shall be treated as a general creditor of the Employers with respect to any benefits payable under the Plan. Except as provided in Section 4.07, nothing in this Plan shall be deemed to create a trust of any kind for the benefit of the Participant or any beneficiary, or create any fiduciary relationship between the Company and the Participant or any beneficiary with respect to any assets of the Company.

4.07 Contributions to Trust Upon a Change of Control. Upon a “Change of Control” (as defined below) and by the fifteenth business day following the end of each calendar month of each Plan year thereafter, the Employer shall irrevocably deposit cash (or its equivalent) to a Trust for the investment of benefits payable under the Plan to or on account of each Participant. However, any contributions made to the Trust in respect of each Participant shall remain subject to the claims of the general creditors of the Employers. Nothing contained in this Section 4.07 shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company. For purposes of this Plan, “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the asset of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the Code and the applicable regulations issued thereunder).

ARTICLE V

MISCELLANEOUS

5.01 Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

5.02 Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, but no amendment, suspension, or termination of the Plan shall, without the consent of a Participant, reduce the accrued benefit of the Participant or any Spouse.

5.03 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or the Employer directly employing the Participant to terminate any Participant’s employment at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only.

5.04 Assignment of Benefits. A Participant, Retired Participant, surviving Spouse, or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, or encumber any benefits to which he or she is or may become entitled under the Plan, nor may the same be subject to attachment or garnishment by any creditor’s claim or to legal process.

5.05 Applicable Law. The Plan is intended to comply with the provisions of section 409A of the Code. Notwithstanding any contrary Plan provision, the Plan shall be construed, administered and enforced in a manner that is consistent with such intent, and any provision that would cause the Plan to fail to satisfy section 409A of the Code shall have no force and effect until amended to comply with section 409A of the Code (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made without the consent of any Participant or beneficiary). The provisions of the Plan also shall be construed, administered and enforced in accordance with the applicable provisions of ERISA, and to the extent not preempted by ERISA, with the applicable state laws described in Section 5.07.

5.06 Construction. The Committee shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies, or omissions.

5.07 Governing State Law; Severability. The Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of California (but without giving effect to any choice or conflict of law, provision or rule which would cause the application of the laws of any jurisdiction other than the State of California). If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall continue to be fully effective.

5.08 Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

5.09 Participation of Affiliates. One or more Affiliates of the Company may become a participating employer by adopting the Plan. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Company to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time subject, in each case, to the approval of the Company. The liabilities incurred under the Plan to the Participants employed by each employer shall be solely the liabilities of that employer, and no other employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such employer.

5.10 Indemnification. The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Company’s Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

5.11 Income Inclusion Under Section 409A of the Code. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of section 409A of the Code, Participant shall be solely responsible for his or her expenses, including additional taxation, related to such a determination.

5.12 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any benefits under the Plan. The Company and the other Affiliates make no guarantees regarding the tax treatment to any person of any payments made under this Plan.

IN WITNESS WHEREOF, The PMI Group, Inc. by its duly authorized officer, has executed the Plan on the date indicated below.

THE PMI GROUP, INC.

Dated: _________________________	By:

Title: